Exhibit 21.1

SUBSIDIARIES OF TOTAL SYSTEM SERVICES, INC.

Ownership Percentage	Name	Place of Incorporation
100%	Columbus Depot Equipment Company	Georgia
	99% TSYS Merchant Solutions, LLC (1)	Delaware
	100% TermNet Merchant Services, Inc.	Georgia
100%	TSYS Canada, Inc.	Georgia
100%	TSYS Managed Services Canada, Inc.	Ontario
100%	TSYS U.S. Holdings, Inc.	Georgia
100%	Columbus Productions, Inc.	Georgia
100%	TSYS Japan Co., Ltd.	Japan
	54.08% GP Network Corporation	Japan
100%	TSYS Servicos de Transacoes Eletronicas Ltda (2)	Brazil
100%	Total System Services Holding Europe LP (3)	England
	100% Total System Services Processing Europe Limited	England
	100% TSYS Europe (Netherlands) B.V.	Netherlands
	100% TSYS Europe (Spain) S.L.	Spain
	100% TSYS Europe (Deutschland) GmBH	Germany
	100% TSYS Europe (Italia) S.r.l	Italy
	100% TSYS Card Tech Limited	England
	100% TSYS Card Tech Services Limited	Cyprus
	100% TSYS Card Tech Services (Malaysia) Limited	Malaysia
	100% TSYS Card Tech Services India Private Limited (4)	India
	100% TSYS – Rus L.L.C.	Russia
	55% TSYS Managed Services EMEA Limited	England
	100% TSYS Managed Services EMEA B.V.	Netherlands
	100% TSYS Managed Services EMEA (Netherlands) B.V.	Netherlands
100%	TSYS Acquiring Solutions, L.L.C.	Delaware
	100% Infonox on the Web	California
	100% Infonox Software Private Limited (5)	India
49%	Total System Services de Mexico, S.A. de C.V.	Mexico
49%	TSYS Servicios Corporativos	Mexico
44.56%	China Unionpay Data Services Company Limited	China

(1)	1% is owned by TSYS U.S. Holdings, Inc.
(2)	Less than .1% is owned by Columbus Depot Equipment Company.
(3)	1% is owned by Columbus Depot Equipment Company.
(4)	Less than .1% is owned by TSYS Card Tech Services (Malaysia) Limited.
(5)	Less than .1% is owned by TSYS Acquiring Solutions, L.L.C.